Exhibit 10.2
Execution Version
SERVICES AGREEMENT
between
ETE SERVICES COMPANY, LLC,
ENERGY TRANSFER EQUITY, L.P.
and
REGENCY ENERGY PARTNERS LP

SERVICES AGREEMENT
     This Services Agreement (this “Agreement”) is effective as of May 26, 2010 (“Effective Date”) by and among ETE Services Company, LLC, a Delaware limited liability company (“Services Co”), Energy Transfer Equity, L.P., a Delaware limited partnership (“ETE”), and Regency Energy Partners LP, a Delaware limited partnership (“Regency”). Services Co and ETE on the one hand, and Regency on the other hand, are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.”
     WHEREAS, Regency GP LP, a Delaware limited partnership and the general partner of Regency (“Regency GP LP”), and Regency GP LLC, a Delaware limited liability company and the general partner of Regency GP LP (“Regency GP LLC”), currently manage the business and affairs of Regency and its Subsidiaries (collectively with Regency GP LP and Regency GP LLC, the “Regency Group”);
     WHEREAS, Services Co is a direct or indirect wholly owned subsidiary of ETE;
     WHEREAS, Regency, Regency Midcontinent Express LLC and ETE have entered into a Contribution Agreement dated as of May 10, 2010 (the “Contribution Agreement”);
     WHEREAS, the Contribution Agreement provides that the execution and delivery of this Agreement is a condition to the closing of the transactions contemplated by the Contribution Agreement; and
     WHEREAS, subject to the terms and conditions contained in this Agreement, Regency desires to retain Services Co to provide, and Services Co desires to provide to Regency, certain services necessary to manage the operations of the business of the Regency Group.
     NOW, THEREFORE, in consideration of the representations, warranties, agreements and covenants contained in this Agreement, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the Parties undertake and agree as follows:
ARTICLE I
DEFINITIONS
     As used in this Agreement, capitalized terms have the meanings set forth below:
     “Applicable Rate” means a per annum rate of interest equal to the lower of 7.5% and the maximum rate of interest permitted by Law.
     “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, a specified Person.
     “Agreement” is defined in the preamble to this Agreement.
     “Applicable Savings” means, for any one-year period described in Section 4.4 hereof, the following amounts of cost savings for such one-year period:

•	For the year ended on the second anniversary date of this Agreement, $3,000,000;

•	For the year ended on the third anniversary date of this Agreement, $4,000,000; and

•	For the year ended on the fourth anniversary date of this Agreement, and for each year thereafter, $5,000,000.
     “Bankruptcy Laws” means any laws, rules or regulations pertaining to bankruptcy, reorganization, insolvency, readjustment of debt, dissolution, liquidation, creditors’ rights or similar matters now or hereafter in effect.
     “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the State of Texas are authorized or obligated to be closed by applicable Laws.
     “Change of Control” means, and shall be deemed to have occurred upon one or more of the following events:
a.	With respect to Regency,
i.	any “person” or “group” within the meaning of those terms as used in Sections 13(d) and 14(d)(2) of the Exchange Act, other than ETE or members of the ETE Group or any Exempt Person, shall become the beneficial owner, by way of merger, consolidation, recapitalization, reorganization or otherwise, of fifty percent (50%) or more of the voting power of the voting securities of the Regency GP LLC, Regency GP LP or Regency;

ii.	the equity owners of Regency GP LLC or the limited partners of Regency GP LP or Regency approve, in one or a series of transactions, a plan of complete liquidation of (1) Regency GP LLC or Regency GP LP, unless in either case ETE, any member of the ETE Group or any Exempt Person continues to Control Regency or (2) Regency;

iii.	the sale or other disposition by Regency GP LLC or Regency GP LP (unless in either case ETE, any member of the ETE Group or any Exempt Person continues to Control Regency) or by Regency of all or substantially all of its assets in one or more transactions to any Person other than a legal entity wholly owned by one or more of the Regency GP LLC, Regency GP LP and Regency.
b.	With respect to ETE,
i.	any “person” or “group” within the meaning of those terms as used in Sections 13(d) and 14(d)(2) of the Exchange Act other than an Exempt Person shall become the beneficial owner, by way of merger, consolidation, recapitalization, reorganization or otherwise, of fifty percent (50%) or more of the voting power of the voting securities of LE GP LLC or ETE;

ii.	the equity owners of LE GP LLC or the limited partners of ETE approve, in one or a series of transactions, a plan of complete liquidation of (1) LE GP LLC, unless any member of the ETE Group or any Exempt Person continues to Control ETE or (2) ETE; or

iii.	the sale or other disposition by LE GP LLC (unless any member of the ETE Group or any Exempt Person continues to Control ETE) or by ETE of all or substantially all of its assets in one or more transactions to any Person other than a legal entity wholly owned by one or more of LE GP LLC or ETE.
c.	With respect to Services Co,
i.	any “person” or “group” within the meaning of those terms as used in Sections 13(d) and 14(d)(2) of the Exchange Act, other than ETE, members of the ETE Group or an Exempt Person, shall become the beneficial owner, by way of merger, consolidation, recapitalization, reorganization or otherwise, of fifty percent (50%) or more of the voting power of the voting securities of Services Co;

ii.	the equity owners of Services Co approve, in one or a series of transactions, a plan of complete liquidation of Services Co, unless ETE or any Affiliate of ETE is the recipient of all assets of Services Co distributed upon such liquidation; or

iii.	the sale or other disposition by Services Co of all or substantially all of its assets in one or more transactions to any Person other than a legal entity wholly owned by one or more members of the ETE Group.
     “Confidential Information” means, with respect to any member of the Regency Group, any information regarding a member of the Regency Group’s commercial projects, natural gas commercial contracts or positions, natural gas liquids commercial contracts or positions, trading positions, commercial or trading strategies, hedging strategies, and counterparties; and with respect to any member of the ETE Group, any information regarding the ETE Group’s natural gas positions, natural gas liquids positions, trading positions, trading strategies, hedging strategies, and counterparties.
     “Contribution Agreement” is defined in the recitals to this Agreement.
     “Control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of Voting Interests, by contract or otherwise.
     “Damages” is defined in Section 9.1.

     “Defaulting Party” is defined in Section 10.1.
     “Direct Expenses” means, with respect to any given G&A Service, the direct expenses and expenditures that Services Co and its Affiliates (other than any member of the Regency Group) incur or payments they make on behalf of the Regency Group for such G&A Service, including, but not limited to, salaries of personnel performing services on the Regency Group’s behalf, the cost of employee benefits for such personnel and general and administrative expense associated with such personnel, in each case to the extent (but only to the extent) such personnel perform services for the Regency Group.
     “Effective Date” is defined in the preamble to this Agreement.
     “ETE” is defined in the preamble to this Agreement.
     “ETE Group” means ETE and its Subsidiaries, other than the Regency Group.
     “ETP” means Energy Transfer Partners, L.P., a Delaware limited partnership.
     “Event of Default” is defined in Section 10.1.
     “Exempt Person” means any of (i) Kelcy L. Warren, Ray C. Davis, the heirs at law of such individuals or Dan Duncan, entities or trusts owned by or established for the benefit of such individuals or their respective heirs at law (such as entities or trusts established for estate planning purposes), (ii) Enterprise GP Holdings L.P. or EPE Holdings, LLC, (iii) LE GP, LLC and (iv) any Person that Controls, is Controlled by or is under common Control with any Person named in clause (i), (ii) or (iii).
     “Extension” is defined in Section 4.1.
     “Force Majeure” means any event that occurs after the Effective Date that is beyond the reasonable control of and without the fault or negligence of the affected Party that causes the affected Party to be unable to perform its obligations under this Agreement, and which by the exercise of due foresight such affected Party could not reasonably have been expected to avoid and which such affected Party is unable to overcome by the exercise of due diligence and reasonable care, and, provided that the affected Party complies with the provisions set forth in Article XI hereof, shall include any of the following but only to the extent that each satisfies the above requirements: acts of God (e.g., earthquakes, hurricanes, flood, lightning, storms, fire, pestilence or other natural catastrophes); epidemics, wars, riots, civil disturbances, sabotage or other civil disobedience; strikes or other labor disputes; or action or inaction of legislative, judicial or other governmental bodies that render illegal actions in accordance with this Agreement. Notwithstanding the foregoing, “Force Majeure” excludes lack of a market, unfavorable market conditions and economic hardship.
     “G&A Services” is defined in Section 2.1.
     “Governmental Authority” means any executive, legislative, judicial, regulatory or administrative agency, body, commission, department, board, court, tribunal, arbitrating body or authority of the United States or any foreign country, or any state, local or other governmental subdivision thereof.
     “Indemnified Party” is defined in Section 9.3.
     “Indemnifying Party” is defined in Section 9.3.
     “Initial Term” is defined in Section 4.1.
     “Law” means any law, statute, code, ordinance, order, rule, rule of common law, regulation, judgment, decree, injunction, franchise, permit, certificate, license or authorization of any Governmental Authority.
     “LE GP LLC” means LE GP, LLC, a Delaware limited liability company and the general partner of ETE.
     “Non-Defaulting Party” is defined in Section 10.1(a).
     “Notice” means a communication from one Party to the other Party conforming to the requirements of Article XIII.
     “Organizational Documents” means, with respect to any Person, the articles of incorporation, certificate of incorporation, certificate of formation, certificate of limited partnership, bylaws, limited liability company agreement, operating agreement, partnership agreement, stockholders’ agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments thereto.
     “Party” and “Parties” are defined in the preamble to this Agreement.
     “Person” means any natural person, corporation, limited partnership, general partnership, limited liability company, joint stock company, joint venture, association, company, estate, trust, bank trust company, land trust, business trust, or other organization, whether or not a legal entity, custodian, trustee-executor, administrator, nominee or entity in a representative capacity and any Governmental Authority.
     “Prudent Industry Practices” means, at a particular time, any of the practices, methods and acts which, in the exercise of reasonable judgment based upon the circumstances existing, and the information available, at such time, is reasonably expected to result in the proper operation and management of Regency and shall include the practices, methods and acts engaged in or approved by a significant portion of, or otherwise commonly used in, the industry at such time with respect to companies of the same or similar size and types of businesses conducted as Regency. Prudent Industry Practices are not intended to be limited to optimum practices, methods or acts, to the exclusion of all others, but rather is a spectrum of possible practices, methods and acts which could have been expected to accomplish the desired result at a commercially reasonable cost and consistent with reliability, safety, timeliness and all applicable Laws, as applicable. Prudent Industry Practices are intended to entail the same standards as the

Parties would, in the commercially reasonable prudent management of their own properties, use from time to time.
     “Regency” is defined in the preamble to this Agreement.
     “Regency GP LLC” is defined in the recitals to this Agreement.
     “Regency GP LP” is defined in the recitals to this Agreement.
     “Regency Group” is defined in the recitals to this Agreement.
     “Regency Released Parties” is defined in Section 8(a).
     “Service Fee” means, for the Initial Term and any Extension, $833,333.33 per calendar month, as such amount may be adjusted from time to time pursuant to Section 2.3, prorated for any partial calendar month.
     “Services Co” is defined in the preamble to this Agreement.
     “Services Co Group” is defined in Section 2.3.
     “Services Co Released Parties” is defined in Section 8(a).
     “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which a majority of the Voting Interests are at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.
     “Third Party” means a Person other than a Party or an Affiliate of a Party.
     “Voting Interests” of any Person as of any date means the equity interests of such Person pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers, general partners or trustees of such Person (regardless of whether, at the time, equity interests of any other class or classes shall have, or might have, voting power by reason of the occurrence of any contingency) or, with respect to a partnership (whether general or limited), any general partner interest in such partnership.
ARTICLE II
SERVICES
     Section 2.1 Scope of G&A Services. Services Co will provide (whether directly or by subcontracting with another Person to provide pursuant to Section 2.3) to the Regency Group certain general and administrative services as mutually agreed upon by the Parties from time to time (“G&A Services”).
     Section 2.2 Fees for Provision of G&A Services. In full consideration for the provision of the G&A Services, Regency will pay, each calendar month commencing on the

Effective Date, to Services Co an amount equal to the sum of (a) the Service Fee plus (b) amounts constituting reimbursement for Direct Expenses, if any, incurred during the preceding month.
     Section 2.3 Subcontracting of Services. At its election, Services Co may cause one or more of its Affiliates, other than the Regency Group, or third party contractors to provide such G&A Services (such Affiliates and third party contractors, together with Services Co and its employees, representatives and agents, the “Services Co Group”); provided, however, Services Co shall remain responsible for (i) the provision of such G&A Services in accordance with this Agreement and (ii) the compliance by Services Co Group with the terms of this Agreement, including Article XI hereof.
     Section 2.4 Standard of Care. The G&A Services will be provided by the Services Co Group in accordance with Prudent Industry Practices and shall be substantially equivalent in quality to the services provided by Services Co or the ETE Group in connection with the operation and management of ETP and its Subsidiaries. Without limiting the standard of care set forth in the preceding sentence, Services Co shall use reasonable efforts to cause the G&A Services to be performed in compliance with all applicable Laws in all material respects.
     Section 2.5 Guaranty of Performance. ETE absolutely, irrevocably and unconditionally guarantees to Regency the full, punctual and prompt performance by Services Co of the G&A Services and any other obligations of Services Co under and in accordance with the terms of this Agreement. The obligation of ETE under this Section 2.5 is primary and independent of Services Co’s obligations under this Agreement and may be enforced directly against ETE independently of and without proceeding against Services Co or exhausting or pursuing any remedy against Services Co or any other Person.
ARTICLE III
INVOICES AND PAYMENT TERMS
     Section 3.1 Invoices.
          (a) As soon as practicable after the end of each month, Services Co will provide Regency with an invoice stating the payment obligations incurred pursuant to Article IIduring the preceding month and, upon request by Regency, provide reasonable detail supporting the calculations for such payment obligations.
          (b) All invoices provided to Regency pursuant to Section 3.1(a) shall be due and payable ten (10) days from the date of the applicable invoice. Charges not paid when due shall bear interest at the Applicable Rate from the due date until the date they are paid.
     Section 3.2 Payment Terms.
          (a) Regency will have the right to withhold payment of any Direct Expenses disputed in good faith. Regency and Services Co will diligently work to resolved disputed amounts as soon as reasonably possible.

          (b) All payments shall be made by wire transfer of immediately available funds, to an account designated by Services Co from time to time, no later than 2:00 p.m. (New York time) on the due date.
          (c) In the event Regency fails to make any payment when due, interest shall accrue on any unpaid amount at the Applicable Rate calculated from the date due until the date paid. In the event an amount charged by Services Co and paid by Regency is later found to be more than the amount actually due, Services Co shall refund the overpayment, together with interest at the Applicable Rate calculated from the date of payment until the date of refund.
ARTICLE IV
TERM AND TERMINATION
     Section 4.1 Term. The initial term of this Agreement will be for a period of five (5) years, commencing on the Effective Date and ending on the fifth anniversary of the Effective Date (“Initial Term”). At the conclusion of the Initial Term, the term of this Agreement will automatically extend from year-to-year (each subsequent one-year term, an “Extension”), unless terminated by either Party as provided herein. Either Party may elect to terminate this Agreement at the end of the then-current Initial Term or Extension by providing at least ninety (90) days’ Notice to the other Party prior to the end of such term.
     Section 4.2 Termination upon Change of Control. Either Party may terminate this Agreement if at any time there is
          (a) a Change of Control of Regency; or
          (b) a Change of Control of ETE or Services Co.
     Section 4.3 Termination for Default. If a Party becomes a Defaulting Party as described in Section 10.1, the Non-Defaulting Party may terminate this Agreement upon thirty (30) days’ Notice to the Defaulting Party (subject to compliance with any applicable cure period set forth in Section 10.1).
     Section 4.4 Termination for Failure to Realize Cost Savings. Regency may terminate this Agreement within sixty (60) days following the end of each anniversary of the date of this Agreement beginning with the second anniversary of the date of this Agreement upon thirty (30) days’ Notice to Services Co if the savings (if any) realized by the Regency Group during the prior one-year period ended on such anniversary date as a result of obtaining the G&A Services from Services Co, as compared to the cost of the Regency Group internally providing such services or obtaining such services from a Third Party in an arm’s length transaction, did not equal or exceed the Applicable Savings for such one-year period. In such event, Regency shall provide to Services Co all information requested by Services Co and in the possession of the Regency Group reasonably necessary for Services Co to determine the amount of costs savings realized by the Regency Group in relation to the cost of the Regency Group internally providing such services or obtaining such services from a Third Party in an arm’s length transaction and for Services Co to determine whether termination under this Section 4.4 was proper.

     Section 4.5 Transition Services. If either Party has the right to terminate this Agreement pursuant to this Article IV, Regency may designate the date of termination at a future date of its election and the Services Co agrees to in good faith continue to perform under this Agreement and assist and cooperate with Regency until such date of termination to facilitate the transfer of the G&A Services to any Third Party designated by Regency; provided, that, such transition period shall not exceed one hundred eighty (180) days, and that Regency shall pay to Services Co the Service Fee, Direct Expenses and any other amounts payable by Regency to Services Co pursuant to this Agreement.
     Section 4.6 Effect of Termination. Upon termination of this Agreement, all rights and obligations of the Parties under this Agreement will terminate; provided, however: termination will not affect or excuse the performance of either Party under any provision of this Agreement that by its terms survives termination (including the payment of any amounts due to either Party under this Agreement). The following provisions of this Agreement will survive the termination of this Agreement indefinitely: Article VII, Article VIII, Article IX, Article X and Article XI.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
     Section 5.1 Representations and Warranties of Services Co and ETE. Services Co and ETE each represent and warrant that as of the Effective Date and the first day of each Extension:
          (a) It is duly formed, validly existing and in good standing under the Laws of the State of Delaware;
          (b) This Agreement constitutes a legal, valid and binding obligation enforceable against it in according with its terms, except as enforceability may be limited by (A) applicable Bankruptcy Laws affecting the rights of creditors generally and (B) general principles of equity; and
          (c) The execution, delivery and performance of this Agreement have been duly authorized by all requisite action and do not and will not conflict with or result in the violation of any provisions of its Organizational Documents.
     Section 5.2 Representations and Warranties of Regency. Regency represents and warrants that as of the Effective Date and the first day of each Extension:
          (a) It is duly formed, validly existing and in good standing under the laws of the State of Delaware;
          (b) This Agreement constitutes a legal, valid and binding obligation enforceable against it in according with its terms, except as enforceability may be limited by (A) applicable Bankruptcy Laws affecting the rights of creditors generally and (B) general principles of equity; and
          (c) The execution, delivery and performance of this Agreement have been duly authorized by all requisite action and do not and will not conflict with or result in the violation of any provisions of its Organizational Documents.

ARTICLE VI
RELATIONSHIP OF THE PARTIES
     This Agreement does not form a partnership or joint venture between the Parties. This Agreement does not make Services Co an agent or a legal representative of any member of the Regency Group. Services Co will not assume or create any obligation, liability or responsibility, expressed or implied, on behalf of or in the name of any member of the Regency Group.
ARTICLE VII
AUDIT
     Services Co will maintain in good order any and all books and records regarding the G&A Services. Not more than once per calendar quarter, Regency may audit, or cause to be audited, the books and records of Services Co related to the G&A Services, upon fifteen (15) Business Days’ Notice to Services Co, to verify compliance with the provisions of this Agreement and to verify the accuracy of any amounts invoiced under this Agreement for Direct Expenses; provided, however, that all invoices provided to Regency pursuant to this Agreement shall be paid when due regardless of whether such invoices are under audit pursuant to this Article VII. Services Co will make available its relevant books and records and use commercially reasonable efforts to assist Regency in conducting such audit. If any audit reveals an error in any invoice paid by Regency resulting in an overpayment by Regency, Services Co shall reimburse Regency for the amount of such overpayment, together with interest thereon at the Applicable Rate for the period from the date such invoice was paid until the date Services Co reimburses Regency for such overpayment. If any audit reveals an error in any invoice paid by Regency resulting in an underpayment by Regency, Regency shall reimburse Services Co for the amount of such underpayment, together with interest thereon at the Applicable Rate for the period from the date such invoice was paid until the date Regency reimburses Services Co for such underpayment.
ARTICLE VIII
LIMITATIONS OF LIABILITY
          (a) Except as otherwise set forth herein, Services Co assumes no responsibility under this Agreement other than to provide the G&A Services in accordance with the terms of this Agreement. The Services Co Group and their respective stockholders, partners, members, managers, directors, officers, employees and consultants (collectively, the “Services Co Released Parties”) will not be liable to the Regency Group or their respective stockholders, partners, members, managers, directors, officers, employees and consultants (collectively, the “Regency Released Parties”) for any acts or omissions by the Services Co Group performed or omitted in connection with the performance of the G&A Services, except for acts and omissions constituting fraud, gross negligence or willful misconduct.
          (b) Except as otherwise set forth herein, there are no representations or warranties made by either Party, express or implied, at Law or in equity, with respect to the subject matter hereof.

          (c) Services Co and ETE will not be liable for any consequential, incidental, punitive, special or other indirect damages incurred by the Regency Group in connection with this Agreement, nor will Regency be liable for any consequential, incidental, punitive, special or other indirect damages incurred by the Services Co Group in connection with this Agreement, including, in each case, damages for loss of profits, loss of use or revenue or losses by reasons of increased cost of capital. The foregoing limitation of liability for consequential, incidental, punitive, special, and other indirect damages is not intended to limit a Party’s liability under the release, indemnity, defense, and hold harmless obligations in this Agreement for consequential, incidental, punitive, special, and other indirect damages that are awarded in a proceeding brought or asserted against a Party by anyone other than a Party or its Affiliates in respect of which such Party would otherwise be entitled to indemnification pursuant to the terms hereof.
ARTICLE IX
INDEMNIFICATION
     Section 9.1 Indemnification by Services Co and ETE. Services Co and ETE will indemnify, defend and hold harmless the Regency Group from and against any and all damages, suits, actions, liabilities, legal proceedings, claims, demands, penalties, fines, losses, costs and expenses of whatsoever kind or character, including reasonable attorneys’ fees and expenses (collectively, “Damages”) arising out of this Agreement and resulting from (a) the breach of any term, condition, representation or warranty of this Agreement by Services Co or ETE, (b) claims or causes of action the Services Co Group’s employees may have for any compensation, benefits or violations of any statute or regulation governing employee rights and benefits, or (c) the Services Co Group’s fraud, gross negligence or willful misconduct.
     Section 9.2 Indemnification by Regency. Regency will indemnify, defend and hold harmless the Services Co Group from and against any and all Damages arising out of this Agreement and resulting from (a) the breach of any term, condition, representation or warranty of this Agreement by Regency, (b) the performance of the G&A Services in accordance with the terms of this Agreement (other than any such Damages in respect of or arising from the fraud, gross negligence or willful misconduct of the Services Co Group) and (c) the Regency Group’s fraud, gross negligence or willful misconduct.
     Section 9.3 Indemnification Procedures.
          (a) If a Party is entitled to indemnification under this Agreement (“Indemnified Party”), it will within a reasonable period of time after it becomes aware of facts giving rise to a claim for indemnification provide Notice to the other Party (“Indemnifying Party”) specifying the nature of and the specific basis for such claim. Notwithstanding the foregoing, an Indemnified Party’s failure to send or delay in sending such a Notice with respect to a third-party claim will not relieve the Indemnifying Party from liability hereunder with respect to such claim except to the extent the Indemnifying Party is prejudiced by such failure or delay.
          (b) The Indemnifying Party will have the right to control all aspects of the defense of (and any counterclaims with respect to) any third-party claims brought against the Indemnified Party that are covered by the indemnification set forth in this Agreement, including the selection of counsel, determination of whether to appeal any decision of any court or similar authority, and the settling of any such matter or any issues relating thereto; provided, however, that no such settlement will be entered into without the consent (which consent will not be unreasonably withheld, conditioned, or delayed) of the Indemnified Party unless it includes a full release of the Indemnified Party for such matter or issues, as the case may be, and does not require an admission of guilt or wrongdoing on the part of the Indemnified Party or imposes any continuing obligation on or requires any payment from the Indemnified Party. If the Indemnifying Party elects to assume the defense of any such third party Claim, it shall within thirty (30) days notify the Indemnitee in writing of its intent to do so. If the Indemnifying Party assumes the defense of any such third-party claim but fails to diligently prosecute such claim, or if the Indemnifying Party does not assume the defense of any such claim, the Indemnified Party may assume control of such defense and in the event it is determined that the claim was a matter for which the Indemnifying Party is required to provide indemnification under the terms of this Article IX, the Indemnifying Party will bear the reasonable costs and expenses of such defense (including reasonable attorneys’ fees and expenses).
          (c) The Indemnified Party will cooperate fully with the Indemnifying Party with respect to all aspects of the defense of any claims covered by the indemnification set forth in this Agreement, including the prompt furnishing to the Indemnifying Party of any correspondence or other Notice relating thereto that the Indemnified Party may receive, permitting the names of the Indemnified Party to be utilized in connection with such defense, the making available to the Indemnifying Party of any files, records, or other information of the Indemnified Party that the Indemnifying Party considers relevant to such defense and the making available to the Indemnifying Party of any employees of the Indemnified Party; provided, however, that in connection therewith the Indemnifying Party agrees to use reasonable efforts to minimize the impact thereof on the operations of the Indemnified Party. The obligation of the Indemnified Party to cooperate with the Indemnifying Party will not be construed as imposing an obligation on the Indemnified Party to hire and pay for counsel in connection with the defense of any claims covered by the indemnification set forth in this Agreement. Without limiting the right of the Indemnifying Party to control all aspects of the defense, the Indemnified Party may, at its own option, cost, and expense, hire and pay for counsel in connection with such defense, which such counsel the Indemnifying Party will keep reasonably informed as to the status of any such defense.
     Section 9.4 Express Negligence. THE PARTIES INTEND THAT THE INDEMNITIES SET FORTH IN THIS ARTICLE IX BE CONSTRUED AND APPLIED AS WRITTEN ABOVE, NOTWITHSTANDING ANY RULE OF CONSTRUCTION TO THE CONTRARY. WITHOUT LIMITING THE OTHER PROVISIONS OF THIS ARTICLE IX, BUT LIMITED TO THE EXTENT PROVIDED HEREIN, SUCH INDEMNITIES SHALL APPLY NOTWITHSTANDING ANY STATE’S “EXPRESS NEGLIGENCE” OR SIMILAR RULE THAT WOULD DENY COVERAGE BASED ON AN INDEMNITEE’S SOLE OR CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE OR GROSS NEGLIGENCE. IT IS THE INTENT OF THE PARTIES THAT, TO THE EXTENT PROVIDED IN THIS ARTICLE IX, THE INDEMNITIES SET FORTH IN THIS ARTICLE IX SHALL APPLY TO AN INDEMNITEE’S SOLE OR CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE OR GROSS NEGLIGENCE. THE PARTIES AGREE THAT THIS PROVISION IS “CONSPICUOUS” FOR PURPOSES OF ALL STATE LAWS.

ARTICLE X
DEFAULT; REMEDIES
     Section 10.1 Events of Default. Each of the following shall constitute an “Event of Default” in respect of a Party (the “Defaulting Party”) under this Agreement:
          (a) failure by the Defaulting Party to pay when due any payment owed hereunder which failure continues unremedied for a period of thirty (30) days following the Notice thereof from the other Party (the “Non-Defaulting Party”), provided the payment is not the subject of a good faith dispute;
          (b) failure by the Defaulting Party to perform any other material obligations or covenants hereunder which failure continues unremedied for a period of sixty (60) days following Notice thereof from the Non-Defaulting Party, provided that if such failure is not remedied within such sixty (60) day period and the Defaulting Party is proceeding with diligence and in good faith to remedy such failure, then the time within which such failure may be remedied shall be extended for an additional sixty (60) days;
          (c) any representation or warranty herein made by the Defaulting Party shall have been untrue in any material respect when made;
          (d) a receiver or liquidator or trustee of the Defaulting Party or of any of its property shall be appointed by a court of competent jurisdiction, and such receiver, liquidator or trustee shall not have been discharged within forty five (45) days or by decree of such court; (ii) such Defaulting Party shall be adjudicated bankrupt or insolvent or any substantial part of its property shall have been sequestered, and such decree shall have continued undischarged and unstayed for a period of forty five (45) days after the entry thereof; or (iii) a petition to declare bankrupt or to reorganize such Defaulting Party pursuant to any of the applicable Bankruptcy Law, shall be filed against such Defaulting Party and shall not be dismissed within forty five (45) days after such filing; and
          (e) a Defaulting Party shall: (i) file a voluntary petition in bankruptcy under applicable Bankruptcy Law; (ii) consent to the filing of any bankruptcy or reorganization petition against it under any Bankruptcy Law; (iii) file a petition or answer or consent seeking relief or assisting in seeking relief in a bankruptcy under any Bankruptcy Law; (iv) consent to the filing of any bankruptcy or reorganization petition against it under any Bankruptcy Law; (v) file a petition or answer or consent seeking relief or assisting in seeking relief in a proceeding under any Bankruptcy Law, or an answer admitting the material allegations of a petition filed against it in such a proceeding; (vi) make an assignment for the benefit of its creditors; (vii) admit in writing its inability to pay its debts generally as they become due; or (viii) consent to the appointment of a receiver, trustee or liquidator of it or of all or any part of its property.
     Section 10.2 Remedies. Upon an Event of Default, the Non-Defaulting Party may terminate this Agreement pursuant to Section 4.3 and exercise all of its rights and remedies in equity or at law. In addition to all its other rights and remedies, a Non-Defaulting Party shall be entitled to set off amounts due and payable to the Defaulting Party against amounts owed by the Defaulting Party under this Agreement.

ARTICLE XI
FORCE MAJEURE
     Section 11.1 Excused Performance. A Party shall not be responsible or liable for or deemed in breach of this Agreement for any delay or failure in the performance of its obligations under this Agreement to the extent such performance is prevented by a Force Majeure; provided that:
          (a) the affected Party gives the other Party prompt Notice describing the particulars of the Force Majeure and the proposed cure;
          (b) the suspension of performance is of no greater scope and of no longer duration than is reasonably attributable to the Force Majeure;
          (c) the affected Party uses commercially reasonable efforts to remedy its inability to perform its obligations under this Agreement; and
          (d) when the affected Party is able to resume performance of its obligations under this Agreement, that Party shall give the other Party written Notice to that effect.
     Section 11.2 No Preclusion. The existence of a Force Majeure shall not relieve any Party of (1) any of its payment obligations under this Agreement, or (2) any other obligation under this Agreement to the extent that performance of such other obligation is not precluded by such Force Majeure.
     Section 11.3 Limitations on Effect of Force Majeure. In no event will any delay or failure of performance caused by a Force Majeure extend this Agreement beyond its Term.
ARTICLE XII
INFORMATION; COMPLIANCE
     Section 12.1 Confidentiality. Regency will hold in confidence any Confidential Information disclosed to it by any member of the Services Co Group, and Services Co will hold in confidence any Confidential Information disclosed to it by any member of the Regency Group; provided, however, the foregoing confidentiality obligations are subject to the following exceptions: (a) disclosures necessary for a Party to enforce its rights under this Agreement; (b) disclosures that may be necessary or reasonably appropriate for a Party (i) to respond (A) in any legal proceeding (including, without limitation, any deposition, interrogatory, subpoena or civil investigative demand) or (B) to any request by any commodities exchange, securities exchange, the Federal Energy Regulatory Commission, the Commodity Futures Trading Commission, the Securities and Exchange Commission, or any other regulatory authority or (ii) to comply with any applicable Law, order, regulation or ruling (including without limitation any rule or regulation issued by any commodities exchange, securities exchange, or the Federal Energy Regulatory Commission or Commodity Futures Trading Commission or any other regulatory authority); (c) disclosures authorized by the other Party in writing; (d) disclosures of information that (i) is or becomes generally available to the public other than as a result of a disclosure by the Party or its representatives, (ii) becomes available to the Party on a non-confidential basis from a source that does not have an obligation to maintain its confidentiality, or (iii) was known to the party on a non-confidential basis prior to the Effective Date; or (e) disclosures to the Party’s Affiliates, directors, officers, employees, auditors, attorneys or other advisors who have a need to know the information for the administration or enforcement of this Agreement and who are informed of the confidential nature of the information, provided that such Party will be responsible for any breach of the confidentiality provisions hereunder by any of the foregoing to whom such Party has disclosed such information.
     Section 12.2 Compliance. In the performance of this Agreement, such as in the exchange or disclosure of information between and among any member of the Services Co Group and any member of the Regency Group concerning an entity’s own operations, contractual or transactional data (actual or under consideration) or non-public knowledge of a third party’s operations, contractual or transactional data (actual or under consideration) to which a Party may have access, each Party will (a) act in strict conformance with federal and state statutory and regulatory requirements or restrictions on such exchange or disclosure and (b) comply with such internal policies as may be in effect from time to time regarding the exchange of information between and among the Services Co Group and the Regency Group, including the Conflicts Policy (as defined in the Contribution Agreement) and the Amended and Restated Statement of Policies Relating to Enterprise GP Holdings, L.P. approved and adopted by ETE and Energy Transfer Partners, L.P. as of December 22, 2009. Notwithstanding any provision of this Agreement to the contrary, this Agreement shall not be construed to authorize or require any party to engage in any activities that would result in either Party not being in compliance with the requirements of the Federal Energy Regulatory Commission.
ARTICLE XIII
NOTICES
     Notices must be in writing, directed to the representative at address set forth below, and delivered in person, by a nationally recognized overnight courier service, or by certified U.S. mail return receipt requested. Notices will be deemed delivered: on the day of delivery when delivered in person; and on next Business Day after sending when delivered by overnight courier. Each Party may change its representative or address for Notices by providing the other Party with Notice of the change at least ten (10) days in advance of the effective date of the change.

If to Services Co or ETE:	If to Regency:

Energy Transfer Equity, L.P.	Regency GP LLC
Attention: General Counsel	Attention: Chief Legal Officer
3738 Oak Lawn Avenue	12001 Bryan Street, Suite 3700
Dallas, TX 75219	Dallas, TX 75201
ARTICLE XIV
MISCELLANEOUS
     Section 14.1 Action by Regency Conflicts Committee. Whenever any provision of this Agreement gives Regency the right to terminate this Agreement, to audit Services Co, to make any determination or give any Notice, any such right may be exercised on behalf of Regency by the conflicts committee of the board of directors of the general partner of Regency’s general partner (or any analagous successor committee).
     Section 14.2 No Waiver. No waiver by either Party of any right hereunder at any time will serve to waive the same right at any future date.
     Section 14.3 Amendment. No amendment, modification or supplement to this Agreement will be effective unless made in writing and signed by both Parties.
     Section 14.4 Severability. If a provision of this Agreement is unenforceable under applicable Law, that provision will be enforced to the maximum extent permitted by applicable Law, and the remaining provisions of this Agreement will continue in full force and effect.
     Section 14.5 Assignment. Neither Party may assign this Agreement, in whole or in part, without the prior written consent of the other Party, and any purported assignment in violation if this provision will be void.
     Section 14.6 Further Assurances. Each Party will, at the request of the other Party, do all such acts and things, including the execution and delivery of further documents and instruments, as the other Party may reasonably require in order to carry through to completion the provisions of, and intentions expressed in, this Agreement.
     Section 14.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and part of one and the same document.
     Section 14.8 Construction. In this Agreement, unless a clear contrary intention appears: (a) the singular includes the plural and vice versa; (b) reference to a Person includes such Person’s successors and assigns but, in the case of a Party, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) reference to any gender includes each other gender; (d) references to any Exhibit, Schedule, Section, Article, Annex, subsection and other subdivision refer to the corresponding Exhibits, Schedules, Sections, Articles, Annexes, subsections and other subdivisions of this Agreement unless expressly provided otherwise; (e) references in any Section or Article or definition to any clause means such clause of such Section, Article or definition; (f) “hereunder,” “hereof,” “hereto” and words of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement; (g) the word “or” is not exclusive, and the word “including” (in its various forms) means “including without limitation”; (h) references to “days” are to calendar days; and (i) all references to money refer to the lawful currency of the United States. The Table of Contents and the Article and Section titles and headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.
     Section 14.9 Entire Agreement. This Agreement represents the entire agreement of the Parties with respect to the matters contemplated herein and supersedes all prior agreements and understandings, both oral and written, among the Parties or between any of them with respect to such subject matter.

     Section 14.10 Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the Laws of the State of Texas, without giving effect to the conflicts of law provision or rule (whether of the State of Texas, or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Texas.
     Section 14.11 Consent to Jurisdiction. The Parties agree that any legal action or proceeding with respect to this Agreement or any document or matter relating hereto may be brought only in a federal or state court of competent jurisdiction in Dallas, Texas. Each Party hereby irrevocably waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non-convenience, which it may now or hereafter have to the bringing of such action or proceeding in any such respective jurisdiction.
     Section 14.12 Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY ACTION OR PROCEEDING TO ENFORCE OR TO DEFEND ANY RIGHTS UNDER THIS AGREEMENT SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.
     Section 14.13 Facsimiles; Counterparts. This Agreement may be executed by facsimile signatures by any Party and such signature shall be deemed binding for all purposes hereof, without delivery of an original signature being thereafter required. This Agreement may be executed in one or more counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.
[Signatures follow on the next page.]

     In witness whereof, this Agreement has been executed by the authorized representatives of the Parties:

ETE SERVICES COMPANY, LLC By: Energy Transfer Equity, L.P., its sole member By: LE GP, LLC, its general partner
By:	/s/ John W. McReynolds
	Name:	John W. McReynolds
	Title:	President and Chief Financial Officer

ENERGY TRANSFER EQUITY, L.P. By: LE GP, LLC, its general partner
By:	/s/ John W. McReynolds
	Name:	John W. McReynolds
	Title:	President and Chief Financial Officer

REGENCY ENERGY PARTNERS LP By: Regency GP LP, its general partner By: Regency GP LLC, its general partner
By:	/s/ Byron R. Kelley
	Name:	Byron R. Kelley
	Title:	Chairman, President and Chief Executive Officer

[Signature Page to Services Agreement]